EXHIBIT 99.1

CONFIDENTIAL

CONTACT:
Karen M. Spaun	John P. Shallcross
SVP & Chief Financial Officer	Director of Investor Relations & Capital Strategies
(248) 204-8178	(248) 204-8066

FOR IMMEDIATE RELEASE

SOUTHFIELD, MICHIGAN
August 23, 2011

MEADOWBROOK INSURANCE GROUP, INC.
ANNOUNCES AMENDMENT TO DIVIDEND RECORD DATE AND PAYMENT DATE

Meadowbrook Insurance Group, Inc. (NYSE: MIG) announced today the record date for its recently declared quarterly dividend of $0.04 per common share has been changed to September 2, 2011 from the previously announced date of August 12, 2011. In addition, the dividend payment date has been changed to September 14, 2011, from August 29, 2011. The change assures the dividend record date is consistent with New York Stock Exchange requirements.

About Meadowbrook Insurance Group

Meadowbrook Insurance Group, Inc., based in Southfield, Michigan, is a leader in the specialty program management market.  Meadowbrook includes several agencies, claims and loss prevention facilities, self-insured management organizations and seven property and casualty insurance underwriting companies, including one in Bermuda. Meadowbrook has twenty-six locations in the United States. Meadowbrook is a risk management organization, specializing in specialty risk management solutions for agents, professional and trade associations, and small to medium-sized insureds.  Meadowbrook Insurance Group, Inc. common shares are listed on the New York Stock Exchange under the symbol "MIG". For further information, please visit Meadowbrook’s corporate web site at www.meadowbrook.com.

Certain statements made by Meadowbrook Insurance Group, Inc. in this release may constitute forward-looking statements including, but not limited to, those statements that include the words “believes,” “expects,” “anticipates,” “estimates,” or similar expressions. Please refer to the Company's most recent 10-K, 10-Q, and other Securities and Exchange Commission filings for more information on risk factors. Actual results could differ materially.  These forward-looking statements involve risks and uncertainties including, but not limited to the following: the frequency and severity of claims; uncertainties inherent in reserve estimates; catastrophic events; a change in the demand for, pricing of, availability or collectability of reinsurance; increased rate pressure on premiums; obtainment of certain rate increases in current market conditions; investment rate of return; changes in and adherence to insurance regulation; actions taken by regulators, rating agencies or lenders; obtainment of certain processing efficiencies; changing rates of inflation; and general economic conditions. Meadowbrook is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

PR-0711